Weinberg & Baer LLC

115 Sudbrook Lane, Baltimore, MD 21208

Phone (410) 702-5660

Mr. Louie P. Aquino, President

Aquino Milling Inc.

113 Barksdale Professional Center

Newark, DE 19711

Dear Mr. Aquino:

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation in the Registration Statement of Aquino Milling Inc. on amended Form S-1 of our report on the financial statements of the Company as its registered independent auditor dated February 20, 2012, as of and for the periods ended December 31, 2011 and from inception to December 31, 2011. We further consent to the reference to our firm in the section on Experts.

Respectfully submitted,

/s/ Weinberg & Baer LLC

Weinberg & Baer LLC

Baltimore, Maryland

February 29, 2012